                          FAIRFIELD COMMUNITIES, INC.

THE RIGHT TO ELECT THE FORM OF CONSIDERATION WILL EXPIRE AT 5:00 P.M. (EASTERN
TIME) ON THE CLOSING DATE OF THE MERGER, WHICH IS SCHEDULED FOR APRIL 2, 2001, THE "ELECTION DEADLINE." IT IS IMPERATIVE THAT WE RECEIVE YOUR INSTRUCTIONS NO LATER THAN MARCH 29, 2001, IN ORDER TO FULFILL PROPERLY YOUR INSTRUCTIONS. ANY INSTRUCTIONS RECEIVED AFTER THAT TIME WILL BE PROCESSED ON A "BEST EFFORTS" BASIS.

To Our Clients:

    Cendant Corporation, Fairfield Communities, Inc. and Grand Slam Acquisition Corp., a subsidiary of Cendant, entered into an Agreement and Plan of Merger dated as of November 1, 2000, as amended. Pursuant to the merger agreement, Grand Slam will merge with and into Fairfield, with Fairfield continuing as the surviving corporation. Following the merger, Fairfield will be a wholly-owned subsidiary of Cendant.

    Stockholders of Fairfield may make the election described below at any time before the Election Deadline, which is 5:00 p.m. (Eastern Time) on the date that the merger closes. The merger is expected to close on April 2, 2001, which would require stockholders to make their election by 5:00 p.m. (Eastern Time) on that date. Cendant and Fairfield may extend the merger closing to a later date, in which case the Election Deadline would be extended to the actual date of the closing. Fairfield expects to announce the anticipated closing date of the merger by means of a press release to be issued not later than the date of the special meeting of Fairfield's stockholders to consider the merger.

    Stockholders of Fairfield have the right to elect to receive, in exchange for their shares of Fairfield common stock, cash, shares of Cendant common stock designated CD common stock or a combination of both. Under the terms of the merger agreement, you have the following options:

    - The "STOCK ELECTION," which consists of 1.2500 shares of CD common stock for each share of Fairfield common stock, unless the average trading price of CD common stock is more or less than $12.00. The "average trading price" means the average of the 4:00 p.m. Eastern Time closing sales prices of CD common stock reported on the New York Stock Exchange Composite Tape for the 20 consecutive trading days ending on and including the trading day immediately before the date of the special meeting of the stockholders of Fairfield to consider the merger. The adjustments that may be made to the exchange ratio are as follows:

        AVERAGE TRADING PRICE                     EXCHANGE RATIO
-------------------------------------  -------------------------------------
      Equal to or greater than         Equal to the quotient of $16.00
      $13.5960                         divided by the average trading price

      Greater than $12.00 but less     Equal to 0.6250 plus the quotient of
      than $13.5960                    $7.50 divided by the average trading
                                       price

      Equal to $12.00                  1.2500

      Less than $12.00 but greater     Equal to the quotient of $15.00
      than $7.00                       divided by the average trading price

      Equal to or less than $7.00      2.1428

    - The "CASH ELECTION," which consists of $15.00 in cash for each share of Fairfield common stock plus, if the average trading price is greater than $12.00, a fraction of a share of CD common stock that equals the excess of the value of the stock election, based on the average trading price, over $15.00. The maximum value of that fractional share will not exceed $1.00.

    You may also elect to receive the cash election for some of your shares of Fairfield common stock and the stock election for your remaining shares of Fairfield common stock. However, you may not elect to receive different forms of consideration for a single share of Fairfield common stock.

    IF NONE OF THESE OPTIONS ARE CHOSEN, YOU WILL RECEIVE THE STOCK ELECTION FOR ALL OF YOUR SHARES OF FAIRFIELD COMMON STOCK.

    Cendant and Fairfield will determine the final exchange ratio at the end of the business day before the special meeting of Fairfield stockholders. Fairfield and Cendant intend to issue a joint press release announcing the final exchange ratio after it is determined.

    BECAUSE WE ARE THE HOLDER OF RECORD FOR YOUR SHARES, ONLY WE CAN MAKE AN ELECTION FOR YOU IN ACCORDANCE WITH YOUR INSTRUCTIONS. PLEASE INSTRUCT US BELOW ON HOW TO EXCHANGE YOUR SHARES OF FAIRFIELD COMMON STOCK.

    PLEASE NOTE THE FOLLOWING:

    - The Election Deadline is at 5:00 p.m. (Eastern Time) on the closing date of the merger, which is scheduled for April 2, 2001. WE MUST RECEIVE YOUR COMPLETED INSTRUCTIONS NO LATER THAN MARCH 29, 2001, IN ORDER FOR US TO ACT UPON YOUR INSTRUCTIONS IN A TIMELY MANNER.

    - If you miss our processing deadline and we are unable to comply with the Election Deadline, you will receive the stock election for your shares of Fairfield common stock.

    CENDANT AND FAIRFIELD CANNOT GUARANTEE THAT ALL FAIRFIELD STOCKHOLDERS WILL RECEIVE THEIR ELECTION CHOICES. The total amount of cash Cendant is required to pay in the merger will not exceed the product of $7.50 multiplied by the total number of outstanding shares of Fairfield common stock immediately prior to the effective time of the merger. In addition, the amount of cash available for persons making the cash election will be reduced by the product of the number of shares held by Fairfield stockholders exercising their appraisal rights multiplied by the value, based on the final average trading price, of the stock election. If the total amount of cash to be paid to stockholders choosing the cash election plus the amount attributable to stockholders exercising their appraisal rights is greater than the total amount that Cendant is required to pay in cash, then the amount of cash a stockholder making the cash election will receive shall be reduced on a pro rata basis with the other stockholders making the cash election. In lieu of cash, each of the stockholders making the cash election will receive a number of shares of CD common stock equal to the value, based on the final average trading price, of the cash that was reduced. Fairfield stockholders electing cash may also receive up to $1.00 of CD common stock if the average trading price for CD common stock is greater than $12.00.

    Cendant has the right, exercisable at any time prior to the closing of the merger, to pay cash for any shares of Fairfield common stock instead of issuing CD common stock. Any increase in the amount of cash to be paid by Cendant will first be paid to Fairfield stockholders electing to receive cash who were subject to proration and then will be paid on a pro rata basis to Fairfield stockholders making the stock election.

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
                 PLEASE PROVIDE YOUR SIGNED INSTRUCTIONS BELOW:

                                ELECTION OPTIONS

    / /  "Cash Election"--Exchange all Fairfield shares for cash

    / / "Stock Election"--Exchange all Fairfield shares for Cendant common stock designated CD common stock

    / / Exchange ____ shares of Fairfield common stock for the Cash Election and the balance for the Stock Election.

        IF NONE OF THESE OPTIONS IS CHOSEN, YOU WILL RECEIVE THE STOCK ELECTION.

Account Number ________________

---------------------------   ---------------------------   ---------------------------
Signature of Account holder   Signature of Account holder   Area Code and Daytime Phone
                                   (if joint account)                   No.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE ELECTING ACCOUNT HOLDER. IF DELIVERED BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY.

    If you have any questions, please contact your broker or financial advisor directly, or alternatively contact Mellon Investor Services LLC at 866-892-5622 (toll free).

  YOUR PROMPT ACTION IS REQUIRED. PLEASE NOTE THAT THE RIGHT TO ELECT THE FORM OF CONSIDERATION WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON THE CLOSING DATE OF THE MERGER, WHICH IS SCHEDULED FOR APRIL 2, 2001. OUR PROCESSING DEADLINE FOR THE ELECTION IS 5:00 P.M. (EASTERN TIME) MARCH 29, 2001.

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